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February 25, 2026

J.P. Morgan Exchange-Traded Fund Trust

390 Madison Avenue

New York, New York 10017

Re:	J.P. Morgan Exchange-Traded Fund Trust

File Nos. 333-191837 and 811-22903

Dear Ladies and Gentlemen:

We have acted as counsel for J.P. Morgan Exchange-Traded Fund Trust, a Delaware statutory trust (the “Trust”), and its separate series JPMorgan Active China ETF, JPMorgan Active Developing Markets Equity ETF, JPMorgan ActiveBuilders Emerging Markets Equity ETF, JPMorgan BetaBuilders Canada ETF, JPMorgan BetaBuilders Developed Asia Pacific ex-Japan ETF, JPMorgan BetaBuilders Emerging Markets Equity ETF, JPMorgan BetaBuilders Europe ETF, JPMorgan BetaBuilders International Equity ETF, JPMorgan BetaBuilders Japan ETF, JPMorgan BetaBuilders U.S. Equity ETF, JPMorgan BetaBuilders U.S. Mid Cap Equity ETF, JPMorgan Diversified Return Emerging Markets Equity ETF, JPMorgan Diversified Return International Equity ETF, JPMorgan Diversified Return U.S. Equity ETF, JPMorgan Diversified Return U.S. Mid Cap Equity ETF, JPMorgan BetaBuilders U.S. Small Cap Equity ETF, JPMorgan Diversified Return U.S. Small Cap Equity ETF, JPMorgan Dividend Leaders ETF, JPMorgan Equity and Options Total Return ETF, JPMorgan Flexible Income ETF, JPMorgan Global Select Equity ETF, JPMorgan Healthcare Leaders ETF, JPMorgan Hedged Equity Laddered Overlay ETF, JPMorgan International Growth ETF, JPMorgan International Hedged Equity Laddered Overlay ETF, JPMorgan International Research Enhanced Equity ETF, JPMorgan International Value ETF, JPMorgan Nasdaq Hedged Equity Laddered Overlay ETF, JPMorgan U.S. Momentum Factor ETF, JPMorgan U.S. Quality Factor ETF and JPMorgan U.S. Value Factor ETF (the “Funds”), in connection with Post-Effective Amendment No. 505 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and Amendment No. 507 pursuant to the Investment Company Act of 1940, as amended.

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware; the Declaration of Trust of the Trust dated as of February 19, 2014, as amended to date; the By-Laws of the Trust dated as of February 19, 2014, as amended to date; certain resolutions adopted by the Board of Trustees of the Trust; and the Written Consent of the Initial Trustee of the Trust dated October 21, 2013. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Trust’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP
Dechert LLP